                                                                  EXHIBIT 10.1
                                                                  Execution Copy








                         PULITZER PUBLISHING COMPANY




                                 $85,000,000


                    7.86% SENIOR NOTES DUE JULY 25, 2008





                       ______________________________

                               NOTE AGREEMENT
                       ______________________________









                          Dated as of July 1, 1996

                              TABLE OF CONTENTS
                           (Not Part of Agreement)

                                                                      Page
                                                                      ----


1.  AUTHORIZATION OF ISSUE OF NOTES.                                  - 1 -

2.  PURCHASE AND SALE OF NOTES.                                       - 1 -

3.  CONDITIONS OF CLOSING.                                            - 2 -
     3A.  Opinion of Purchaser's Special Counsel.                     - 2 -
     3B.  Other Opinions of Counsel.                                  - 2 -
     3C.  Representations and Warranties; No Default.                 - 2 -
     3D.  Purchase Permitted by Applicable Laws.                      - 2 -
     3E.  Proceedings.                                                - 2 -
     3F.  Copies of Credit Agreement and Acquisition Agreement.       - 2 -
     3G.  Scripps Acquisition.                                        - 2 -
     3H.  Payment of Structuring Fee.                                 - 3 -
     3I.  Amendment of Existing Agreements.                           - 3 -

4.  PREPAYMENTS.                                                      - 3 -
     4A.  Required Prepayments.                                       - 3 -
     4B.  Optional Prepayment with Yield-Maintenance Amount.          - 3 -
     4C.  Notice of Optional Prepayment.                              - 3 -
     4D.  Prepayment in Whole in Connection with a Merger,
          Consolidation or Sale                                       - 4 -
     4E.  Partial Payments Pro Rata.                                  - 4 -

5.  AFFIRMATIVE COVENANTS.                                            - 4 -
     5A.  Financial Statements.                                       - 4 -
     5B.  Inspection of Properties.                                   - 6 -
     5C.  Covenant to Secure Notes Equally.                           - 6 -
     5D.  Application of Asset Sale Proceeds.                         - 6 -
     5E.  Business.                                                   - 7 -
     5F.  Compliance with Laws and Regulations.                       - 7 -
     5G.  Patents, Trade Marks and Trade Names.                       - 7 -
     5H.  Information Required by Rule 144A.                          - 7 -

6.  NEGATIVE COVENANTS.                                               - 7 -
     6A.  Operating Cash Flow and Current Ratio Requirement.          - 8 -
     6B.  Dividend Limitation.                                        - 8 -
     6C.  Lien, Debt and Other Restrictions.                          - 8 -
     6D.  Issuance of Stock by Subsidiaries.                         - 14 -

     6E.  Conforming Debt Agreement Changes.                         - 14 -

7.  EVENTS OF DEFAULT.                                               - 15 -
     7A.  Acceleration.                                              - 15 -
     7B.  Rescission of Acceleration.                                - 17 -
     7C.  Notice of Acceleration or Rescission.                      - 17 -
     7D.  Other Remedies.                                            - 18 -

8.  REPRESENTATIONS, COVENANTS AND WARRANTIES.                       - 18 -
     8A.  Organization and Qualification.                            - 18 -
     8B.  Financial Statements.                                      - 18 -
     8C.  Actions Pending.                                           - 19 -
     8D.  Outstanding Debt.                                          - 19 -
     8E.  Title to Properties.                                       - 19 -
     8F.  Taxes.                                                     - 19 -
     8G.  Conflicting Agreements and Other Matters.                  - 19 -
     8H.  Offering of Notes.                                         - 20 -
     8I.  Regulation G, Etc.                                         - 20 -
     8J.  ERISA.                                                     - 20 -
     8K.  Governmental Consent.                                      - 21 -
     8L.  Disclosure.                                                - 21 -
     8M.  Acquisition of Scripps.                                    - 21 -

9.  REPRESENTATIONS OF THE PURCHASER.                                - 21 -

10. DEFINITIONS.                                                     - 22 -

11. MISCELLANEOUS.                                                   - 27 -
     11A. Note Payments.                                             - 27 -
     11B. Expenses.                                                  - 27 -
     11C. Consent to Amendments.                                     - 28 -
     11D. Form Registration; Transfer and Exchange of Notes;
          Lost Notes.                                                - 28 -
     11E. Notices to Subsequent Holder.                              - 29 -
     11F. Persons Deemed Owners.                                     - 29 -
     11G. Survival of Representations and Warranties.                - 29 -
     11H. Successors and Assigns.                                    - 29 -
     11I. Notices.                                                   - 29 -
     11J. Descriptive Headings.                                      - 30 -
     11K. Satisfaction Requirement.                                  - 30 -
     11L. Payments Due on Non-Business Days.                         - 30 -
     11M. Governing Law.                                             - 30 -
     11N. Counterparts.                                              - 30 -

Purchaser Schedule
Exhibit A   -- Form of Senior Note
Exhibit B-1 -- Form of Opinion of Company Counsel (Financing)
Exhibit B-2 -- Form of Opinion of Company Counsel (Acquisition)
Exhibit B-3 -- Form of Opinion of Scripps Counsel
Exhibit C  -- Form of Amendment to Existing Agreements
Exhibit D  -- Form of Officer's Compliance Certificate
Schedule 6C(1) -- Existing Liens
Schedule 6C(2) -- Existing Debt
Schedule 6C(3) -- Existing Investments
Schedule 6C(8) -- Existing Affiliate Transactions
Schedule 8E -- Exceptions to Good Title
Schedule 8G -- Agreements Restricting Debt

                         PULITZER PUBLISHING COMPANY
                         900 North Tucker Boulevard
                          St. Louis, Missouri 63101


                                                              As of July 1, 1996


The Prudential Insurance Company of America
c/o Prudential Capital Group
Gateway Center Four
100 Mulberry Street
Newark, New Jersey 07102

Ladies and Gentlemen:

        The undersigned, Pulitzer Publishing Company (the "Company"), hereby agrees with you as follows:

        1. AUTHORIZATION OF ISSUE OF NOTES. The Company will authorize the issue of its senior promissory notes (the "Notes") in the aggregate principal amount of $85,000,000, to be dated the date of issue thereof, to mature July 25, 2008, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 7.86% per annum (subject to adjustment as provided for in paragraph 4F) and on overdue principal, Yield Maintenance Amount and interest at the rate specified therein, and to be substantially in the form of Exhibit A attached hereto (the "Notes"). The term "Notes" as used herein shall include each Note of delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.

        2. PURCHASE AND SALE OF NOTES. Subject to the terms and conditions herein set forth, the Company hereby agrees to sell to you and you agree to purchase from the Company Notes in the aggregate principal amount of $85,000,000, at 100% of such aggregate principal amount. The Company will deliver to you, at the offices of Wilmer, Cutler of Pickering, 2445 M Street, Washington, D.C., one or more Notes of each series registered in your name, evidencing the aggregate principal amount of Notes to be purchased by you and in the denomination or denominations specified in the Purchaser Schedule attached hereto, against payment of the purchase price thereof by transfer of immediately available funds for credit to Mellon Bank (ABA No. 043 000 261), Merrill Lynch Account No. 101-1730 for the account of Betty Scripps, Account No. 761-54364 on the date of closing, which shall be July 1, 1996 or such other date upon which the Company and you may mutually agree (the "closing" or the "date of closing").

        3. CONDITIONS OF CLOSING. Your obligation to purchase and pay for the Notes to be purchased by you hereunder is subject to the satisfaction, on or before the date of closing, of the following conditions:

        3A.     Opinion of Purchaser's Special Counsel.  You shall have
    received from Rex C. Mills, Assistant General Counsel of The Prudential Insurance Company of America, who is acting as special counsel for you in connection with this transaction, a favorable opinion satisfactory to you as to such matters incident to the matters herein contemplated as you may reasonably request.

        3B.     Other Opinions of Counsel.  You shall have received from (i)
    Fulbright & Jaworski L.L.P., counsel for the Company, favorable opinions satisfactory to you and, with respect this Agreement and the issuance of the Notes, substantially in the form of Exhibit B-1 attached hereto and, with respect to the Acquisition and the Acquisition Agreement, substantially in the form of Exhibit B-2, and (ii) Wilmer, Cutler of Pickering, counsel for the selling shareholders of Scripps, a favorable opinion satisfactory to you and substantially in the form of Exhibit B-3.

        3C.     Representations and Warranties; No Default.  The
    representations and warranties contained in paragraph 8 shall be true on and as of the date of closing, except to the extent of changes caused by the transactions herein contemplated; there shall exist on the date of closing no Event of Default or Default; and the Company shall have delivered to you an Officer's Certificate, dated the date of closing, to both such effects.

        3D.     Purchase Permitted by Applicable Laws.  The purchase of and payment for the Notes to be purchased by you on the date of closing on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System) and shall not subject you to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and you shall have received such certificates or other evidence as you may request to establish compliance with this condition.

        3E.     Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to you, and you shall have received all such counterpart originals or certified or other copies of such documents as you may reasonably request.

        3F.     Copies of Credit Agreement and Acquisition Agreement.  The
    Company shall deliver copies of the following agreements, together with copies of all other agreements, instruments and documents executed or delivered in connection with such agreements, all certified by an officer of Company to be true, correct and complete copies: (i) the Credit Agreement and (ii) the Acquisition Agreement.

        3G.     Scripps Acquisition.  The Company shall have acquired Scripps in accordance with the Acquisition Agreement, without waiving any material condition set forth in Section 9.1 or 9.3 of the Acquisition Agreement or amending any material provision set forth in the Acquisition Agreement, and shall have delivered to you an officer's certificate, dated the date of closing to such effect.

        3H.     Payment of Structuring Fee.  The Company shall have paid to you a  structuring fee of $150,000.

        3I.     Amendment of Existing Agreements.  The Company shall have
    executed and delivered an amendment to the Existing Agreements in the form of Exhibit C attached hereto.

        4. PREPAYMENTS. The Notes shall be subject to prepayment with respect to the required prepayments specified in paragraph 4A and also under the circumstances set forth in paragraph 4B and paragraph 4D.

        4A.     Required Prepayments.  Until the Notes shall be paid in full, the Company shall apply to the prepayment of the principal amount of such Notes, without Yield- Maintenance Amount or premium, (a) the sum of $10,625,000 on July 25 in each of the years 2001, 2002, 2003, 2005, 2006 and 2007 and on July 26, 2004 and such principal amounts of such Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates, and (b) the remaining outstanding principal balance of the Notes on July 25, 2008 together with interest thereon to such date.

        4B.     Optional Prepayment with Yield-Maintenance Amount.  The Notes shall be subject to prepayment, in whole or in part (in a minimum principal amount of $1,000,000 and integral multiples of $100,000), at any time at the option of the Company at 100% of the principal amount so prepaid plus the Yield-Maintenance Amount, if any, with respect to the Notes so prepaid. The Yield-Maintenance Amount payable on any optional prepayment under this paragraph 4B shall be in lieu of any prepayment premium. Any partial prepayment of the Notes pursuant to this paragraph 4B shall be applied in accordance with paragraph 4E and in satisfaction of required payments of principal in inverse order of their scheduled due dates.

        4C.     Notice of Optional Prepayment.  The Company shall give you irrevocable written notice of any prepayment pursuant to paragraph 4B not less than 10 Business Days prior to the prepayment date, specifying such prepayment date and the principal amount of the Notes, and of the Notes held by you, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-

    Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the repayment date to each holder of a Note which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or by notice in writing to the Company.

        4D.     Prepayment in Whole in Connection with a Merger, Consolidation
    or Sale.   In the event that the Company enters into an agreement to merge or consolidate with pursuant to paragraph 6C(7)(ii), or sell or dispose of all or substantially all of its assets to, any other corporation, and the Company is not to be the continuing or surviving corporation, the Company shall notify you of such agreement no less than 60 days prior to the closing of the transaction under such agreement (the "Transaction Closing"). You shall have the right to require mandatory prepayment of the Notes outstanding at the date of the Transaction Closing on such date at 100% of the principal amount thereof plus the Yield-Maintenance Amount with respect to such Notes, subject, however to the actual closing of such transaction on such date. In the event such closing does not occur on such date, the Company shall give telephonic notice to the Managing Director in your Dallas, Texas office (i) no later than the close of business on such date, of the failure to close on such date and (ii) no later than 48 hours prior to the rescheduled date, of any rescheduled Transaction Closing.
    You shall notify the Company within 30 days of receipt of the first notice of a Transaction Closing of your determination to exercise or waive your right to require prepayment. In the event the Company does not receive your notice within such 30-day period, you shall be deemed to have determined to exercise the right to require prepayment pursuant to this paragraph 4D.

        4E.     Partial Payments Pro Rata.  Upon any partial prepayment of the
    Notes pursuant to paragraph 4A, 4B or 5D, the principal amount so prepaid shall be allocated to all Notes at the time outstanding (including for the purpose of paragraph 4A, 4B or 5D only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A, 4B or 5D) in proportion to the respective outstanding principal amounts thereof, and any such partial prepayment under paragraph 4B shall be applied to the Notes in anticipation and satisfaction of the prepayments required to be made by the provisions of paragraph 4A, in inverse order of the maturity thereof. Any Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in the immediately preceding sentence.

        5.      AFFIRMATIVE COVENANTS.   So long as any Note shall remain
unpaid, the  Company covenants as follows:

        5A.     Financial Statements.  The Company covenants that, so long as you shall  hold any Note, it will deliver to you in duplicate:

                (i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, a consolidating and consolidated statement of income and a consolidated statement of cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidating and consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments; to the extent they comply with the requirements of this clause (i), such unaudited consolidated financial statements may be in the form incorporated in the Company's reports on Form 10-Q or in other filings with the Securities and Exchange Commission;

                (ii) as soon as practicable and in any event within 90 days after the end of each fiscal year, a consolidating and consolidated statement of income and a consolidating and consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and consolidated statements of cash flows and stockholders' equity of the Company and its Subsidiaries for such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in scope to you and, as to the consolidated statements, audited by independent public accountants of recognized standing selected by the Company whose opinion shall be in scope and substance satisfactory to you and, as to the consolidating statements, certified by an authorized financial officer of the Company; to the extent they comply with the requirements of this clause (ii), such audited consolidated financial statements may be in the form incorporated in the Company's annual report on Form 10-K or in other filings with the Securities and Exchange Commission;

                (iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its stockholders and copies of all registration statements (without exhibits) and all reports (other than reports as to which the Company shall receive confidential treatment) which it or any Subsidiary files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

                (iv) promptly upon receipt thereof, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary; and

                (v) with reasonable promptness, such other financial data as you may reasonably request.

Together with each delivery of financial statements required by clauses
(i) and (ii) above, the Company will deliver to you an Officer's Certificate in the form of Exhibit D attached hereto, demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraphs 6A, 6B, 6C(1) -(6), inclusive, and 6C(9), to the extent applicable for such period, and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. Together, with each delivery of financial statements required by clause (ii) above, the Company will deliver to you a report of such accountants stating that, in making the audit necessary to render an opinion on such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards. The Company also covenants that forthwith upon the chief executive officer, general counsel (if any), principal financial officer or principal accounting officer of the Company obtaining knowledge of an Event of Default or Default, it will deliver to you an Officer's Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. You are hereby authorized to deliver a copy of any financial statement delivered to you pursuant to this paragraph 5A to any regulatory body having jurisdiction over you.

        5B.     Inspection of Properties.  The Company covenants that, so long as you shall hold any Note, it will permit any Person designated by you in writing, at your expense, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and its independent public accountants, all at such reasonable times and as often as you may reasonably request.

        5C.     Covenant to Secure Notes Equally.  The Company covenants that if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6C(l) (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured, so long as any such other Debt shall be so secured.

        5D.     Application of Asset Sale Proceeds.  Subject to the provisions of paragraph 4D, if the Company or any Subsidiary shall sell or dispose of capital assets so that the Company shall be required to give written notice to the holders of the Notes pursuant to paragraph 6C(4), such notice shall set forth the amount of the net proceeds of such sales or other dispositions which have not been reinvested as provided in paragraph 6C(4) and shall state that such unreinvested amount is available for the pro rata prepayment of the

    Senior Indebtedness (based on outstanding principal amounts) to the extent required under the Existing Agreements, the Credit Agreement and hereunder. Any prepayment made under this paragraph 5D shall include the Yield Maintenance Premium with respect to the Existing Notes under the Existing Agreements and the Yield Maintenance Amount with respect to the Notes; provided, however, the total amount payable by the Company hereunder shall not exceed the unreinvested amount allocable to the Notes under the Existing Agreements and the Notes under the immediately preceding sentence. Within 30 days after receipt of such notice, any holder of a Note may elect to have such amount applied to prepayment of the Notes, together with the Yield Maintenance Amount with respect to such Notes, by giving written notice to such effect to the Company and specifying a prepayment date not less than 30 days after receipt of such notice; provided, however, that if the amount available under this paragraph 5D for prepayment of the Senior Indebtedness is less than the aggregate amount for which prepayment is required, or has been elected, by holders of the Senior Indebtedness, the amount available shall be shared among such holders in proportion to the principal amount of the Senior Indebtedness as to which is required, or such holders elected, to be prepaid. The Company shall make such prepayment on such prepayment date and such principal amount of the Notes together with the Yield Maintenance Premium or Yield Maintenance Amount (as the case may be) with respect to such Notes shall become due and payable on such prepayment date. Any partial prepayment of the Notes pursuant to this paragraph 5D shall be applied in accordance with paragraph 4E and in satisfaction of required prepayments of principal in inverse order of their scheduled due dates.

        5E.     Business.  The Company covenants that the Company and its
    Subsidiaries taken as a whole will continue to engage in business in substantially the same fields of enterprise as conducted on the date hereof, except as otherwise provided in subparagraphs 6C(3), (4), (5), (7) and (9).

        5F.     Compliance with Laws and Regulations.  The Company covenants that it will and will cause each Subsidiary to be in material compliance with all laws and regulations (including, but not limited to, those relating to equal employment opportunity and employee health and safety) which are now in effect or may be legally imposed in the future in any jurisdiction in which the Company and any Subsidiary is doing business other than those laws and regulations which the Company or such Subsidiary is contesting in good faith by appropriate proceedings; provided, however,
    (a) the Company or such Subsidiary continues to operate any affected business free of any requirement to escrow or sequester any material amount of such business' profits or revenues pending resolution of such proceedings, or (b) any non-compliance with any law or regulation does not have a material adverse effect on the business, operations, property or financial or other condition of the Company and the Subsidiaries, taken as a whole, or the ability of the Company to perform its obligations hereunder.

        5G.     Patents, Trade Marks and Trade Names.  The Company covenants that it will and will cause each Subsidiary to continue to own, or hold licenses for the use of, all copyrights, franchises, licenses, marketing rights, patents, service marks, trade marks, trade names, and rights in any of the foregoing, as in the aggregate are necessary for the conduct of its business in the manner in which such business is being conducted as of the date hereof except where failure to continue to own or hold such licenses would not have a material adverse affect on the Company and its Subsidiaries taken as a whole.

        5H.     Information Required by Rule 144A.  The Company will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

        6. NEGATIVE COVENANTS. So long as any Note shall remain unpaid, the Company covenants as follows:

        6A.     Operating Cash Flow and Current Ratio Requirement.  The Company
    covenants that it will not at any time permit (i) the ratio of Consolidated Funded Debt as of the last day of each fiscal quarter to Operating Cash Flow for the 12 months ending on the last day of such fiscal quarter (including on a pro forma basis Operating Cash Flow of any Subsidiary acquired during such period) to be greater than 4.00 to 1.00 or (ii) Consolidated Current Assets to be less than 125% of Consolidated Current Liabilities.

        6B.     Dividend Limitation.  The Company covenants that it will not pay or declare any dividend on any class of its stock at any time after the date hereof or make any other distribution on account of any class of its stock, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its stock, or make, or permit any Subsidiary to make, any Excess Investments (all of the foregoing being herein called "Restricted Payments") except out of Consolidated Net Earnings Available for Restricted Payments. "Consolidated Net Earnings" shall mean consolidated gross revenues of the Company and its Subsidiaries less all operating and non-operating expenses of the Company and its Subsidiaries including all charges of a proper character (including current and deferred taxes on income, provision for taxes on unremitted foreign earnings which are included in gross revenues, and current additions to reserves), but not including in gross revenues any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets) in excess of an aggregate amount of $500,000 in any one year, any gains resulting from the write-up of assets, any equity of the Company or any Subsidiary in the unremitted earnings of any corporation which is not a Subsidiary or any earnings of any Person acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise for any year prior to the year of acquisition, or any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of investment in such Subsidiary; all determined in accordance with generally accepted accounting principles. "Consolidated Net
    Earnings Available for  Restricted Payments" shall mean an amount equal to
    (1) the sum of (a) $10,000,000 plus (b) 75% (or minus 100% in case of a deficit) of Consolidated Net Earnings for the period (taken as one accounting period) commencing on January 1, 1993, and terminating at the end of the last fiscal quarter preceding the date of any proposed
    Restricted Payment, less (2) the sum of (a) the amount of all dividends and other distributions paid or declared by the Company on any class of the Company's stock after December 31, 1992, (b) the excess of the aggregate amount expended, directly or indirectly, after December 31, 1992, for the redemption, purchase or other acquisition by the Company or any Subsidiary of any shares of the Company's stock over the aggregate amount received after December 31, 1992 as the net cash proceeds of the sale of any shares of its stock and (c) the aggregate amount of all Excess Investments. There shall not be included in Restricted Payments or in any computation of Consolidated Net Earnings Available for Restricted Payments:
    (x) dividends paid, or distributions made, in stock of the Company or (y) exchanges or conversions of stock of one or more classes of the Company, except to the extent that cash or other value is involved in such exchange or conversion. The term "stock" as used in this paragraph 6B shall include warrants or options to purchase stock.

        6C.     Lien, Debt and Other Restrictions.  The Company covenants that it will not,  and will not permit any Subsidiary to:

        6C(l). Liens. Create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 5C), except:

                (i) Liens on property and assets of the Company and its Subsidiaries set forth on Schedule 6C(1) hereto,

                (ii) Liens for taxes or assessments or other governmental charges or levies not yet due or which are being actively contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in accordance with generally accepted accounting principles,

                (iii) other Liens which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially impair the use of such property and assets in the operation of the business of the Company and its Subsidiaries, or materially detract from the value of such property or assets for the purpose of the business of the Company and its Subsidiaries, taken as a whole,

                (iv) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company or another Subsidiary,

                (v) any Lien existing on any property of any corporation at the time it becomes a Subsidiary, or existing prior to the time of acquisition upon any property acquired by the Company or any Subsidiary through purchase, merger, or consolidation or otherwise, whether or not assumed by the Company or such Subsidiary, or placed upon property at the time of acquisition, construction or improvement by the Company or any Subsidiary to secure all or a portion of (or to secure Debt incurred to pay all or a portion of) the purchase price or cost thereof or placed after acquisition upon property acquired, constructed or improved by the Company or any Subsidiary after the date of closing, provided that any such Lien shall not encumber any other property of the Company or such Subsidiary,

                (vi) Liens on property owned or leased by the Company or a Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or any political subdivision thereof, or in favor of holders of securities issued by any such entity, pursuant to any contract or statute (including, without limitation, mortgages to secure pollution control or industrial revenue bonds) to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens,

                (vii) any Liens renewing, extending or refunding any Lien permitted by clauses (i), (v) and (vi) above, provided that the principal amount secured is not increased and the Lien is not extended to other property, and

                (viii) any other Lien which secures any Debt, provided that the aggregate principal amount of such Debt together with all other Debt of the Company and its Subsidiaries secured by all Liens which would be permitted under the foregoing provisions, (including, any such Debt permitted to be secured under clauses (i) through (vii) above), together with all other Priority Debt, does not exceed 15% of Capitalization and does not exceed the limitations imposed in clause
         (iii) of  paragraph 6C(2).

Notwithstanding the foregoing, the Company will not and will not permit any Subsidiary to create, assume or suffer to exist at any time any Lien securing the obligations of the Company under the Credit Agreement upon any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 5C).

        6C(2). Debt. Create, incur, assume, guarantee or in any way become liable for any Funded Debt except:

                (i)  Funded Debt represented by the Notes,

                (ii)  Funded Debt set forth on Schedule 6C(2) attached hereto,

                (iii) other Funded Debt of the Company, provided that at the time such Debt is incurred and after giving effect thereto and to the concurrent retirement of any Funded Debt, the Company would be in compliance with the provisions of paragraph 6A, and

                (iv) Funded Debt of any Subsidiary, provided that the aggregate principal amount of such Debt of all Subsidiaries under this clause
         (iv) together with all other Priority Debt does not exceed 15% of Capitalization and provided that the principal amount of such Debt together with all other Debt of the Company does not exceed the limitations imposed by the provisions of clause (iii) above.

        6C(3). Loans, Advances and Investments. Make, or permit to remain outstanding, any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, or any interest in, or make any capital contribution to, any Person; except that the Company or any Subsidiary may:

                (i) make or permit to remain outstanding loans, advances or capital contributions to any Subsidiary,

                (ii) permit or permit to remain outstanding any loans, advances or capital contributions from any Subsidiary to the Company or any other Subsidiary,

                (iii) own, purchase or acquire stock, obligations or securities of a Subsidiary or a corporation which immediately after such purchase or acquisition will be a Subsidiary,

                (iv) make and permit to remain outstanding investments in notes receivable which are received pursuant to (X) the sale of all or substantially all of a business or operations but only to the extent that such sales proceeds are not required to be applied in payment of the Notes pursuant to paragraph 5D, or (Y) the sale of used equipment in the ordinary course of business but only to the extent that the aggregate uncollected amount thereof does not exceed $500,000,

                (v) make and permit to remain outstanding loans, advances and other investments in any business principally engaged in publishing or broadcasting (including without limitation cable television and point-to-point transmission of programming) provided that all such loans, advances and other investments to or in entities which are not Subsidiaries do not in the aggregate exceed 10% of Capitalization and provided that no such loan, advance or investment shall be made unless immediately thereafter the Company could incur at least one dollar of Consolidated Funded Debt without violating any of the terms of this Agreement,

                (vi) make and permit to remain outstanding loans, advances and other investments received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary,

                (vii) own, purchase or acquire commercial paper issued by any corporation or bankers' acceptances issued by any member bank of the Federal Reserve System, in either case, maturing within one year of the date of purchase and rated, by at least two of Standard and Poor's Corporation, Moody's Investors Service and Fitch Investors Service, "A-1", "P-1" and "F-1", respectively, and payable in the United States in United States dollars,

                (viii) own, purchase or acquire certificates of deposit in member banks of the Federal Reserve System (each having capital resources in excess of $75,000,000) or certificates of deposit in an aggregate amount not to exceed $2,000,000 in banks having capital resources of less than $75,000,000), all due within one year from the date of original issue thereof and payable in the United States in United States dollars,

                (ix) own, purchase or acquire repurchase agreements of member banks of the Federal Reserve System (each having capital resources in excess of $75,000,000) for terms of less than one year in respect of the foregoing certificates and obligations,

                (x) own, purchase or acquire obligations of the United States Government or any agency thereof,

                (xi) own, purchase or acquire obligations guaranteed by the United States Government or any agency thereof,

                (xii) investments in stocks of investment companies registered under the Investment Company Act of 1940 which invest primarily in obligations of the type described in clauses (vii), (viii), (ix), (x),
         (xi) or (xviii) above, provided that any such investment company shall have an aggregate net asset value of not less than $500,000,000,

                (xiii) make or permit to remain outstanding Excess Investments to the extent permitted by paragraph 6B,

                (xiv) endorse negotiable instruments for collection in the ordinary course of business,

                (xv) make or permit to remain outstanding travel and other like advances to officers and employees in the ordinary course of business,

                (xvi) make or permit to remain outstanding investments in demand deposit accounts maintained by the Company or any Subsidiary in the ordinary course of its business,

                (xvii) make or permit to remain outstanding investments consisting of Eurodollar time deposits, maturing within 90 days after the making thereof, with any branch of a United States commercial bank having capital and surplus of not less than $1 billion in the aggregate,

                (xviii) make or permit to remain outstanding investments in municipal obligations having a rating of "MIG-1" by Moody's Investment Service, Inc., or "SP-1" by Standard & Poor's Corporation,

                (xix) permit to remain outstanding investments of the Company and its Subsidiaries set forth on Schedule 6C(3) and, so long as the Company maintains an ownership interest therein, additional loans, advances and capital contributions consistent with past practices of the Company, and

                (xx) make, or permit to remain outstanding, any other loan or advance to, or own, purchase or acquire any other stock, obligations or securities of, or any other interest in, or make any other capital contribution to any Person, provided that the aggregate amount thereof does not exceed $5,000,000.

        6C(4). Sale or Disposition of Capital Assets. Sell or dispose of capital assets (including capital stock) outside the ordinary course of business if the aggregate of capital assets so sold or disposed of in any fiscal year involves assets totaling 10% or more of Consolidated Total Assets at the beginning of such fiscal year or has contributed 10% or more of Operating Income for the three fiscal years then most recently ended, taken as one accounting period (or for such shorter period during which such assets were owned by the Company or a Subsidiary) unless such sale or disposition is required to be made by an order issued by the FCC and either
    (a) the net proceeds (including the cash value of any securities received but deducting all expenses of sale and sales and transfer taxes and applicable Federal and state income taxes) from such sale or disposition are within 24 months from receipt (or such longer period during which approval by the FCC is pending and not final) invested in businesses substantially similar to any line of business in which the Company or any Subsidiary has been continuously engaged since the date of issuance of the Notes or (b) no later than 24 months after receipt of such net proceeds the Company gives written notice to the holders of the Notes in compliance with paragraph 5D.

        6C(5). Sale and Lease-Back. Enter into any arrangement with any lender or investor or under which such lender or investor is a party, providing for the leasing or other similar arrangement by the Company or any Subsidiary of real or personal property used by the Company or any Subsidiary in the operations of the Company or any Subsidiary, which has been or is sold or transferred by the Company or any Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such rental obligations of the Company or such Subsidiary, except that the Company may enter into sale and lease-back transactions involving newspaper or television equipment or facilities acquired after the issuance of the Notes if (a) such arrangement shall be for a period of less than three years by the end of which the use of such property by the lessee will be discontinued, (b) the net proceeds of such sale are applied to the retirement of Funded Debt, (c) the net proceeds of the sale are used to purchase other property having a value at least equal to such net proceeds,
    (d) the property immediately prior to such sale could have been subjected to a Lien securing Funded Debt in an amount equal to such net proceeds and which Lien would be permitted by clause (viii) of paragraph 6C(1), or (e) the transaction represents a sale by a Subsidiary to the Company or another Subsidiary or by the Company to a Subsidiary.

        6C(6). Lease Rentals. Enter into or renew any agreement to rent or lease (as lessee) any real or personal property (other than office space, computer or office equipment or vehicles) having an initial term (including any options to renew or extend any term, whether or not exercised) of more than three years if net annual payments pursuant to all such leases (including those made prior to the date of this Agreement) in effect immediately thereafter would exceed 3% of Capitalization, provided that there shall be excluded from the foregoing limitations and calculations any Capitalized Lease Obligation.

        6C(7). Merger. Merge or consolidate with any other corporation except that

                (i) any Subsidiary may merge or consolidate with the Company (provided that the Company shall be the continuing or surviving corporation) or any one or more other Subsidiaries or, subject to the provisions of paragraph 6C(9), any other corporation (provided that upon such merger or consolidation the Company shall be in compliance with all the terms and provisions of this Agreement), and

                (ii) subject to paragraph 4D, the Company may merge or consolidate with any corporation, provided that upon such merger or consolidation the continuing or surviving corporation (a) shall be in compliance with all the terms and provisions of this Agreement, and if the Company is not the survivor, the continuing or surviving corporation shall have delivered to each holder of the Notes an unconditional and irrevocable assumption of all the Notes and of this Agreement (together with a legal opinion satisfactory in form and substance to the holders of a majority of the Notes from Fulbright & Jaworski, L.L.P., or other counsel reasonably satisfactory to such holders) and (b) immediately after such merger or consolidation would be permitted to incur at least one dollar of additional Consolidated Funded Debt without violating clause (iii) of paragraph 6C(2).

        6C(8). Transactions With Affiliates. Directly or indirectly enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, exchange or use of any property or asset, or any interest therein, whether real, personal or mixed, or tangible or intangible, or the rendering of any service, with any Affiliate, except transactions in the ordinary course of and pursuant to the reasonable requirements of the Company's and each Subsidiary's business, as the case may be, and upon fair and reasonable terms that are no less favorable to the Company and the Subsidiaries, as the case may be, than those which might be obtained in an arm's length transaction with a Person not an Affiliate; provided, however, that for purposes hereof, any payments made pursuant to the agreements set forth on
    Schedule 6C(8) shall not be considered transactions subject to this paragraph 6C(8), copies of such agreements having been previously delivered to you.

        6C(9). Sale of Stock and Debt of Subsidiaries. Sell or otherwise dispose of, or part with control of, any shares of stock or Funded or Current Debt of any Subsidiary, except to the Company or another Subsidiary, and except that all shares of stock and Debt of any Subsidiary at the time owned by or owed to the Company or any Subsidiary may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Board of Directors of the Company) at the time of sale of the shares of stock and Debt so sold, provided that the assets of such Subsidiary do not constitute more than 10% of Consolidated Total Assets at the beginning of the fiscal year in which such sale or disposition is to occur and that such Subsidiary shall not have contributed more than 10% of Operating Income for the three fiscal years then most recently ended, taken as one accounting period (or for such shorter period during which such stock was owned by the Company or a Subsidiary), unless such transaction shall be subject to, and in compliance with, paragraph 6C(4) and further provided that, in any event, at the time of sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or Debt of any other Subsidiary (unless all of the shares of stock and Debt of such other Subsidiary owned, directly or indirectly, by the Company and all Subsidiaries are simultaneously being sold as permitted by this paragraph 6C(9)).

        6C(10). Subsidiary Guarantees. The Company will not permit any Subsidiary to create, assume or suffer to exist at any time any direct or indirect guaranty of the obligations of the Company under the Credit Agreement.

        6D.     Issuance of Stock by Subsidiaries.  The Company covenants that it will not permit any Subsidiary, the assets of which constitute more than 10% of Consolidated Total Assets at the beginning of the fiscal year in which such issuance, sale or disposition is to occur or which has contributed more than 10% of Operating Income for any of the three fiscal years most recently ended, to issue, sell or dispose of any shares of its stock of any class except to the Company or another Subsidiary.

        6E.     Conforming Debt Agreement Changes.  The Company will not become or be a party to any agreement relating to any Debt greater than $5,000,000 entered into after the date of this Agreement, or to any amendment of or supplement to any agreement relating to any Debt greater than $5,000,000 (which amendment or supplement is entered into after the date of this Agreement), if, in any such case, the Company is agreeing therein to any financial covenants of a type specified in this paragraph 6, which are more restrictive than the covenants set forth herein, or to other financial covenants expressly requiring the Company to comply with similar computable standards of financial condition or performance, unless the Company shall offer to amend this Agreement so as to provide the benefit of similar covenants for the benefit of the holders of the Notes for so long as such covenants are in full force under such agreement, amendment or supplement. Any such offer shall be made in writing to the holders of the Notes prior to being effected in any such agreement, amendment or supplement and, absent such offer, shall be deemed to be incorporated herein mutatis mutandis for the benefit of the holders of the Notes for so long as such covenants are in full force under such agreement, amendment or supplement unless and until the holder(s) of 66-2/3% of the Notes shall otherwise consent thereto.

        7.      EVENTS OF DEFAULT.

        7A.     Acceleration.  If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

                (i) the Company defaults in the payment of any principal of, or any Yield Maintenance Amount with respect to, any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

                (ii) the Company defaults in the payment of any interest on any Note for more than 10 days after the date due; or

                (iii) the Company or any Subsidiary defaults in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity or any such obligation shall mature and remain unpaid, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration shall occur and be continuing exceeds $2,000,000; or

                (iv) any representation or warranty made by the Company herein or in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

                (v) the Company fails to perform or observe any agreement contained in paragraph 6; or

                (vi) the Company fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after any officer of the Company obtains actual knowledge thereof; or

                (vii) the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not able to pay its debts as such debts become due; or

                (viii) any decree, judgment, or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law"), of any jurisdiction; or

                (ix) the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or

                (x) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

                (xi) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

                (xii) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets of the Company or the divestiture of assets or the stock of a Subsidiary constituting more than 10% of

         Consolidated Total Assets at the beginning of the fiscal year in which such divestiture is to occur or more than 10% of Operating Income for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days, provided that this clause (xii) shall not include any transaction complying with an order issued by the FCC as provided in paragraph 6C(4); or

                (xiii) a final judgment in an amount in excess of $500,000 is rendered against the Company or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged;

         then (a) if such event is an Event of Default specified in clause
    (viii), (ix) or (x) of this paragraph 7A, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (b) if such event is an Event of Default specified in any other clause of this paragraph 7A, the holder or holders of at least 66-2/3% of the aggregate principal amount of the Notes at the time outstanding may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, provided that the Yield-Maintenance Amount, if any, with respect to each Note shall be due and payable upon such declaration only if (x) such event is an Event of Default specified in any of clauses (i) to (vi), inclusive, of this paragraph 7A, (y) such holder or holders shall have given to the Company, at least 10 Business Days before such declaration, written notice stating its or their intention so to declare the Notes to be immediately due and payable and identifying one or more such Events of Default whose occurrence on or before the date of such notice permits such declaration and (z) one or more of the Events of Default so identified shall be continuing at the time of such declaration.

        7B.     Rescission of Acceleration.  At any time after any or all of the
    Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the holder or holders of at least 66-2/3% of the aggregate principal amount of the Notes at the time outstanding may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and
    (iv) no
    judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

        7C.     Notice of Acceleration or Rescission.  Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

        7D.     Other Remedies.  If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon you or any other holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

        8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants:

        8A.     Organization and Qualification.  The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware; each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated; the Company has and each Subsidiary has the corporate power to own its respective property and to carry on its respective business as now being conducted, and the Company is and each Subsidiary is duly qualified as a foreign corporation to do business and in good standing in every jurisdiction in which the nature of the respective business conducted or property owned by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.

        8B.     Financial Statements.  The Company has furnished you with the following financial statements, identified by a principal financial officer of the Company: (a) a consolidated balance sheet of the Company and its Subsidiaries as at December 31 in each of the years 1993 to 1995, inclusive, and statements of consolidated income, financial position and cash flows of the Company and its Subsidiaries for each such year all audited by Deloitte & Touche L.L.P., (b) a consolidated balance sheet of the Company and its Subsidiaries as at March 31 in each of the years 1995 and 1996 and consolidated statements of income, financial position and cash flows for the 3-month period ended on such date, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income and statements of financial position and cash flows fairly present the results of the operations of the Company and its Subsidiaries for the periods indicated. There has been no material adverse change in the business, condition or operations (financial or otherwise) of the Company and its Subsidiaries taken as a whole since December 31, 1995.

        8C.     Actions Pending.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which might result in any material adverse change in the business, condition or operations of the Company and its Subsidiaries taken as a whole.

        8D.     Outstanding Debt.  Neither the Company nor any of its
    Subsidiaries has outstanding any Debt except as permitted by paragraph 6C(2) and as set forth in the Company's consolidated financial statements
    for the year ended December 31, 1995.   There exists no default under the
    provisions of any instrument evidencing such Debt or of any agreement relating thereto.

        8E.     Title to Properties.  Except as set forth on Schedule 8E, the
    Company has and each of its Subsidiaries has good and marketable title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, properties and assets reflected in the consolidated balance sheet of the Company as at December 31, 1995 referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6C(l). All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.

        8F.     Taxes.  The Company has and each of its Subsidiaries has filed all Federal, State and other income tax returns which, to the best knowledge of the officers of the Company, are required to be filed and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles. Federal income tax returns of the Company and its Subsidiaries have been examined and reported on by the taxing authorities or closed by applicable statutes and satisfied for all fiscal years prior to and including the fiscal year ended on December 31, 1992.

        8G.     Conflicting Agreements and Other Matters.  Neither the Company
    nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, or financial condition. Neither the execution nor delivery of this Agreement, the
    Notes or the Acquisition Agreement, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes and the Acquisition Agreement will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or
    any of its Subsidiaries is subject.  Neither the Company nor   any of its
    Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company of the type to be evidenced by the Notes except as set forth in the agreements listed in Schedule 8G attached hereto.

        8H.     Offering of Notes.  Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than you, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act of 1933, as amended, or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

        8I.     Regulation G, Etc.  Neither the Company nor any Subsidiary owns or has any present intention of acquiring any "margin stock" as defined in Regulation G (12 CFR Part 207) of the Board of Governors of the Federal Reserve System (herein called "margin stock"). The proceeds of sale of the Notes will be used to pay a portion of the purchase price under the Acquisition Agreement. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of such Regulation G. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation G, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, as amended, in each case as in effect now or as the same may hereafter be in effect.

        8J.     ERISA.  No accumulated funding deficiency (as defined in section
    302 of ERISA and section 412 of the code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the Pension Benefit Guaranty Corporation has been or is expected by the Company to be incurred with respect to any Plan (other than a Multiemployer
    Plan) by the Company or any of its Subsidiaries which is or would be materially adverse to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the Company and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance and sale of the Notes will not involve any transaction which is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the preceding sentence is made in reliance upon and subject to the accuracy of your representation in paragraph 9. For the purpose of this paragraph 8J, the term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended; the term "Code" shall mean the Internal Revenue Code of 1986, or successor statute thereto; the term "Plan" shall mean an "employee pension benefit plan" (as defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or by any trade or business, whether or not incorporated, which, together with the Company, is under common control, as described in section 414(b) or (c) of the Code; and the term "Multiemployer Plan" shall mean any Plan which is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

        8K.     Governmental Consent.  Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.

        8L.     Disclosure.  Neither this Agreement nor any other document, certificate or statement furnished to you by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the business, property or assets, or financial condition of the Company and its Subsidiaries taken as a whole and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to you by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby. The financial projections dated May 31, 1996 are based on the assumptions stated therein which the Company believes are reasonable and on the best information reasonably available to the officers of the Company. However, there will usually be differences between projected and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material.

        8M.     Acquisition of Scripps.  The Acquisition Agreement has been executed and delivered by the parties thereto and constitutes the valid and binding agreement of the parties thereto, enforceable against each in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principals. There exists no material default by any party under the Acquisition Agreement.

        9. REPRESENTATIONS OF THE PURCHASER. You represent and in making this sale to you it is specifically understood and agreed that you are acquiring the Notes to be purchased by you hereunder for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, provided that the disposition of your property shall at all times be and remain within your control. No part of the funds used by you to pay the purchase price of the Notes purchased by hereunder constitutes assets allocated to any separate account maintained by you in which any employee benefit plan participates to the extent of 10% or more. For the purpose of this paragraph 9, the terms "separate account" and "employee benefit plan" shall have the respective meanings specified in section 3 of ERISA.

       10. DEFINITIONS. For the purpose of this Agreement, the terms defined in any paragraph hereof shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below:

        "Acquired Stations" shall have the meaning ascribed thereto in the Existing Agreements.

        "Acquisition" shall mean the acquisition of Scripps in accordance with the terms of the Acquisition Agreement.

        "Acquisition Agreement" shall mean the Stock Purchase Agreement dated as of May 4, 1996, among Pulitzer Publishing Company and Edward W. Scripps, Betty Knight Scripps, and The Edward W. Scripps and Betty Knight Scripps Charitable Remainder Unitrust, as amended as of June 28, 1996.

        "Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether, through the ownership of voting securities, by contract or otherwise.

        "Bankruptcy Law" shall have the meaning specified in clause (viii) of paragraph 7A.

        "Business Day" shall mean any day other than a Saturday, a Sunday or any day on which commercial banks in New York City are required or authorized to be closed.

        "Called Principal" shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B, 4D or 5D, or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

        "Capitalization" shall mean Consolidated Tangible Net Worth plus Consolidated Funded Debt.

        "Capitalized Lease Obligation" shall mean any rental obligation which, under generally accepted accounting principles, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

        "Consolidated Current Assets" shall mean the current assets of the Company and its Subsidiaries, all consolidated in accordance with generally accepted accounting principles, provided that there shall not be included in Consolidated Current Assets (i) any loans or advances made by the Company or any Subsidiary except the current portion of (A) travel and other like advances to officers and employees in the ordinary course of business and (B) amounts outstanding under the Subordinated Loan Agreement dated March 21, 1996, between the Company and Civic Parking, L.L.C., or (ii) any assets located outside (including any amounts payable by Persons located outside) the United States of America and Canada.

        "Consolidated Current Liabilities" shall mean the current liabilities of the Company and its Subsidiaries, all consolidated in accordance with generally accepted accounting principles.

        "Consolidated Funded Debt" shall mean the Funded Debt of the Company and its Subsidiaries all consolidated in accordance with generally accepted accounting principles.

        "Consolidated Net Earnings" shall have the meaning specified in paragraph 6B.

        "Consolidated Tangible Net Worth" shall mean the excess of (a) the sum of (i) the par value (or value stated on the books of the Company) of the capital stock of all classes of the Company, plus (or minus in the case of a surplus deficit) (ii) the amount of consolidated surplus, whether capital or earned, of the Company and its Subsidiaries, over (b) the sum of (i) treasury stock and (ii) intangibles (except for (A) goodwill existing as of December 31, 1992, (B) network contracts, (C) FCC licenses, (D) goodwill associated with the acquisition of the Acquired Stations and (E) goodwill associated with the

Acquisition), writeups of assets after December 31, 1992 (excluding revaluation of assets pursuant to acquisitions of companies or assets and any revaluation authorized by then generally accepted accounting principles); all determined on a consolidated basis for the Company and its Subsidiaries in accordance with generally accepted accounting principles (including making appropriate deductions for minority interests, if any, in Subsidiaries) consistent with those followed in the preparation of the financial statements.

        "Consolidated Total Assets" shall mean the total assets of the Company and its Subsidiaries, all consolidated in accordance with generally accepted accounting principles.

        "Credit Agreement" shall mean the Credit Agreement dated as of July 1, 1996, among the Company, the lending institutions party thereto, and The First National Bank of Chicago, as Agent, as the same may be amended, restated, modified and/or supplemented from time to time.

        "Current Debt" shall mean any obligation for borrowed money (and any notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money) payable on demand or within a period of one year from the date of the creation thereof; provided that any obligation shall be treated as Funded Debt, regardless of its term, if such obligation is renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such obligation, or may be payable out of the proceeds of a similar, obligation pursuant to the terms of such obligation or of any such agreement. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company or any Subsidiary shall be deemed to be Funded or Current Debt, as the case may be, of the Company or such Subsidiary even though such obligation shall not be assumed by the Company or such Subsidiary.

        "Debt" shall mean Funded Debt and/or Current Debt, as the case may be.

        "Discounted Value" shall mean, with respect to the Called Principal of any Note, the amount calculated by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on a semiannual basis) equal to the Reinvestment Yield with respect to such Called Principal.

        "ERISA" shall have the meaning specified in paragraph 8J.

        "Event of Default" shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "Default" shall mean any of such events, whether or not any such requirement has been satisfied.

        "Excess Investments" shall mean all loans and advances to, and investments in the stock, obligations and securities of, and capital contributions to, any Person made by the Company or any Subsidiary, to the extent such loan, advance, investment or contribution is not, when made, permitted by paragraph 6C(3) (other than by reason of clause (xiii) thereof).

        "Existing Agreements" shall mean (i) the Note Agreement, dated April 22, 1987, between you and the Company, as amended and supplemented from time to time and (ii) the Note Agreement dated June 30, 1993, between you and the Company, as amended and supplemented from time to time.

        "Existing Notes" shall mean each promissory note issued under an Existing Agreement.

        "FCC" shall mean the Federal Communications Commission.

        "Funded Debt" shall mean and include without duplication

                (i) all obligations for borrowed money or obligations represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments and all obligations upon which interest charges are customarily paid payable more than one year from the date of the creation thereof or renewable or refundable by the terms thereof at the option of the obligor with respect thereto for a period or periods which, together with the original term thereof, aggregate more than one year and any such obligation, regardless of its term, if such obligation is renewable (subject to conditions as to which the borrower is in compliance at the time of such determination) pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of creation of such obligation or of any such agreement,

                (ii) Capitalized Lease Obligations,


                (iii) indebtedness secured by any Lien existing on property owned by the Company or any Subsidiary subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the Company or any Subsidiary,

                (iv) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations, stock or dividends of any Person,

                (v) obligations under any contract providing for the making of loans, advances or capital contributions to any Person, or for the purchase of any property from any Person, in each case in order to enable such Person primarily to maintain working capital, net worth or any other balance sheet condition or to pay debt, dividends or expenses,

                (vi) obligations under any contract for the purchase of materials, supplies or other property from any Person if such contract (or any related document) requires that payment for such materials, supplies or other property shall be made regardless of whether or not delivery of such materials, supplies or other property is ever made or tendered,

                (vii) obligations under any contract to rent or lease (as lessee) any real or personal property if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor,

                (viii) obligations under any contract for the sale or use of materials, supplies or other property, or the rendering of services, if such contract (or any related document) requires that payment for such materials, supplies or other property, or the use thereof, or payment for such services, shall be subordinated to any indebtedness (of the purchaser or user of such materials, supplies or other property or the Person entitled to the benefit of such services) owed or to be owed to any Person, and

                (ix) obligations under any other contract which, in economic effect, is substantially equivalent to a guarantee;

         provided, however, that Funded Debt shall not include loans, advances and capital contributions by the Company to any Subsidiary or by any Subsidiary to the Company or another Subsidiary or a guarantee of the obligations of a Subsidiary under an executory contract to purchase or sell a business.

        "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

        "Officer's Certificate" shall mean a certificate signed in the name of the Company by its President, one of its Vice Presidents, its Treasurer or its Controller.

        "Operating Cash Flow" shall mean Consolidated Net Earnings plus depreciation plus amortization of good will and other intangibles, plus interest expense, plus provision for income taxes and less interest income.

        "Operating Income" shall mean operating income of the Company and its Subsidiaries, after giving effect to agency adjustments, as set forth on the Company's consolidated financial statements in accordance with generally accepted accounting principles.

        "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

        "Priority Debt" shall mean the aggregate amount of all Debt of the Company secured by a Lien plus all secured and unsecured Debt of Subsidiaries.

        "Reinvestment Yield" shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Telerate Service (or such other display as may replace Page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.
Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.

        "Remaining Average Life" shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

        "Remaining Scheduled Payments" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

        "Scripps" shall mean Scripps League Newspapers, Inc., a Delaware corporation, together with its Subsidiaries other than Excluded Subsidiaries (as such term is defined in the Acquisition Agreement).

        "Senior Indebtedness" shall mean the outstanding principal amount under the promissory notes issued under the Existing Agreements, the Credit Agreement and the Notes.

        "Settlement Date" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B, 4D or 5D or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

        "Subsidiary" shall mean any corporation organized under the laws of any state of the United States of America, Canada, or any province of Canada, which conducts the major portion of its business in and makes the major portion of its sales to Persons located in the United States of America or Canada, and all of the stock of every class of which, except directors' qualifying shares, shall, at the time as of which any determination is being made, be owned by the Company either directly or through Subsidiaries.

        "Yield-Maintenance Amount" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of such Called Principal plus interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield- Maintenance Amount shall in no event be less than zero.

        "Yield-Maintenance Premium" shall mean any "yield maintenance amount" or "yield maintenance premium" under an Existing Agreement.

        11.     MISCELLANEOUS.

        11A.    Note Payments.  The Company agrees that, so long as you shall hold any Note, it will make payments of principal thereof and premium, if any, and interest thereon, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit to your account or accounts as specified in the Purchaser Schedule attached hereto, or such other account or accounts in the united States as you may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. You agree that, before disposing of any Note, you will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any institutional investor of recognized standing which is the direct or indirect transferee of any Note purchased by you hereunder and which has made the same agreements relating to such Note as you have made in this paragraph 11A.

        11B.    Expenses.  The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save you harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including (i) all taxes (together in each case with interest and penalties, if any, and any income tax payable by you in respect of any reimbursement therefor but not including any other income tax) which may be payable in respect of the execution and delivery of this Agreement or the execution, delivery or acquisition of any Note issued under or pursuant to this Agreement, (ii) all stenographic and duplication costs and the fees and expenses of your special counsel in connection with any subsequent modification of, or consent under, this Agreement, and (iii) the cost and expenses, including attorneys' fees, incurred by you in enforcing any of your rights under this Agreement or the Notes or in complying with any subpoena or other legal process served upon you in connection with this Agreement or the transactions contemplated hereby or by reason of your having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case. The obligations of the Company under this paragraph 11B shall survive transfer by you and payment of any Note.

        11C.    Consent to Amendments.  This Agreement may be amended, and the
    Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the holder or holders of at least 66-2/3% of the aggregate principal amount of Notes at the time outstanding except that, without the written consent of the holder or holders of all Notes of any series at the time outstanding, no amendment to this Agreement shall change the maturity of any Note of such series, or change the principal of, or the rate or time of payment of interest or any premium payable with respect to any Note of such series, or affect the time, amount or allocation of any required prepayments, or reduce the proportion of the principal amount of the Notes of such series required with respect to any consent. Each holder of any Note at any time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

        11D.    Form Registration; Transfer and Exchange of Notes; Lost Notes.
    The Notes are issuable as registered notes without coupons in the denominations of $1,000 and any integral multiple of $1,000. The Company shall keep at its principal office a register in which the Company shall
    provide for the registration of Notes and of transfers of Notes.   Upon
    surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense (other than for transfer taxes or other governmental charges), execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in
    the name of such transferee or transferees.   At the option of the holder of
    any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company.

    Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from you or other evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note held by you and, in the case of any such loss, theft or destruction, upon receipt of your unsecured indemnity agreement, or other indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

        11E.    Notices to Subsequent Holder.  If any Note shall have been transferred to another holder pursuant to paragraph 11D and such holder shall have designated in writing the address to which communications with respect to such Note shall be mailed, all notices, certificates, requests, statements and other documents required or permitted to be delivered to you by any provision hereof shall also be delivered to each such holder, except that financial statements and other documents provided for in paragraph 5A need not be delivered to any such holder holding less than 10% of the aggregate principal amount of Notes from time to time outstanding.

        11F.    Persons Deemed Owners.  Prior to due presentment for
    registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and Yield Maintenance Amount, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary.

        11G.    Survival of Representations and Warranties.  All representations and warranties contained herein or made in writing by the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes and transfer by you of any Note, regardless of any investigation made by you or on your behalf.

        11H.    Successors and Assigns.  All covenants and other agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, direct and indirect transferees of any Note purchased by you hereunder) whether so expressed or not.

        11I.    Notices.  All communications or other notifications, provided for hereunder shall, unless otherwise provided herein, be in writing and sent first class mail, if to you, addressed to you at the address set forth for such communications in the Purchaser Schedule attached hereto, and if to the Company, addressed to it at 900 North Tucker

    Boulevard, St. Louis, Missouri 63101, Attention: Senior Vice
    President-Finance, or to such other address with respect to either party as such party shall notify the other in writing; provided, however, that any such communication to the Company may also, at your option, be delivered to the Company at its address set forth above.

        11J.    Descriptive Headings.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        11K.    Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to you, the determination of such satisfaction shall be made by you in your sole and exclusive judgment exercised in good faith.

        11L.    Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Yield Maintenance Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

        11M.    Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York. This Agreement may not be changed orally, but (subject to the provisions of paragraph 11C) only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

        11N.    Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

        If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement between you and the Company.


                                    Very truly yours,

                                    PULITZER PUBLISHING COMPANY


                                    By: /s/ Ronald H. Ridgway
                                        -----------------------------------
                                    Title:  Senior Vice President-Finance


                                    The foregoing Agreement is hereby
                                    accepted as of the date first above written.

                                    THE PRUDENTIAL INSURANCE COMPANY OF AMERICA


                                    By: /s/ Robert G. Gwin
                                        -----------------------------------
                                        Vice President

                                                        Schedule 6C(1)



                                 Existing Liens



None.

                                                        Schedule 6C(2)


                                 Existing Debt*


                                                        BALANCE AT
                                                       JUNE 2, 1996
                                                       ------------
Notes Payable:

  The Prudential Insurance Company of America:

  8.8% Senior Notes Due April 22, 1997                  $ 14,500,000


  The Prudential Insurance Company of America:

  6.76% Series A Notes Due August 1, 2001                 50,000,000
  7.22% Series B Notes Due August 1, 2005                 50,000,000

                  Balance at June 2, 1996               $114,500,000
                                                        ------------

                                                        NEW DEBT AS
                                                         OF 7/1/96
                                                        ------------

  The Prudential Insurance Company of America:

  7.86% Senior Notes Due at July 25, 2008               $ 85,000,000


The Lending Institutions Party Hereto, as Lenders and The First National Bank of Chicago, as Agent:

  Term Note with Several Interest Rate Options            50,000,000

                                                         135,000,000
                                                        ------------

                                                        $249,500,000
                                                        ============


*See also Schedule 6C(3)


- -------------------
*  See also Schedule 6C(3) for additional commitments.

                                                                Schedule 6C(3)

                              Existing Investments


                                                                   BALANCE AT
                                                                  JUNE 2, 1996
                                                                ---------------

Pulitzer Carrier Loans                                          $    4,653

Employee Loans                                                     110,000

Infoseek Corporation                                               200,000

Southwestern Illinois Development Authority                        100,000

Civic Parking L.L.C. (St. Louis Cardinals Baseball)(a)           5,000,000

St. Louis Equity Fund                                              217,498

21st Century Communications(b)                                   2,668,143

Interest in TNI Partners(c)                                              *

Interest in St. Louis Newspaper Agency(d)                                *

Interest in SLH Venture(e)                                               *

Interest in Gateway Consumer Services(f)                                 *

Interest in RXL Pulitzer(g)                                      3,145,234

Interest in Heuris/Pulitzer, L.L.C.(h)                             198,144

Interest in Knowledge Factory Partners(i)                          125,044

Interest in AZPB Limited Partnership(j)                          1,750,000


(a) Pulitzer Publishing Company is obligated to lend up to an additional $750,000 to Civic Parking L.L.C. under certain circumstances.

(b) Pulitzer Publishing Company is obligated to make additional capital contributions of up to $2,331,857 to 21st Century Communications.

(c) Star Publishing Company, a wholly-owned subsidiary of Pulitzer Publishing Company, owns a 50% partnership interest in TNI Partners.

(d) An agency operation between Pulitzer Publishing Company and The Herald Company, Inc. is conducted under the provisions of an agency agreement (the "Agency Agreement"). Under the Agency Agreement, The Herald Company, Inc. has the contractual right to receive 50% of the profits of the St. Louis Post-Dispatch. The St. Louis Post-Dispatch is owned and operated by Pulitzer Publishing Company.

(e) News Information, Inc., a wholly-owned subsidiary of Pulitzer Publishing Company, owns a 50% interest in SLH Venture, D/B/A as St. Louis Home Magazine, currently inactive.

(f) News Information, Inc., a wholly-owned subsidiary of Pulitzer Publishing Company, owns a 50% interest in Gateway Consumer Services.

(g) Pulitzer Ventures, Inc. a wholly-owned subsidiary of Pulitzer Publishing Company, owns a one-third interest in RXL Pulitzer (interactive distance educational programming).

(h) Pulitzer Ventures II, Inc., a wholly-owned subsidiary of Pulitzer Publishing Company, owns a 50% interest in Heuris/Pulitzer, L.L.C. (developer of video compression technology).

(i) Pulitzer Ventures III, Inc., a wholly-owned subsidiary of Pulitzer Publishing Company, owns a 50% interest in Knowledge Factory Partners, L.L.P. (internet based information services).

(j) Pulitzer Sports, Inc., a wholly-owned subsidiary of Pulitzer Broadcasting Company, which in turn is a wholly-owned subsidiary of Pulitzer Publishing Company, owns a minority interest in AZPB Limited Partnership (owns the Arizona Diamondbacks professional baseball expansion team). Pulitzer Sports, Inc. made an additional capital contribution of $1,750,000 on June 11, 1996 and is obligated to make an additional capital contribution of $1,500,000.

                                                                 Schedule 6C(8)

                        Existing Affiliate Transactions
                        -------------------------------

1. Agreement, dated as of May 12, 1986, among The Pulitzer Publishing Company, Clement C. Moore, II, Gordon C. Weir, William E. Weir, Kenward G. Elmslie, Stephen E. Nash and Manufacturers Hanover Trust Company, as trustees under Indenture of Hope Ware Putnam, and Manufacturers Hanover Trust Company, trustee under trust for the benefit of Clement C. Moore, II.

2. Letter Agreement, dated September 29, 1986, among The Pulitzer Publishing Company, Trustee under Agreement dated December 24, 1976 made by David E. Moore, David E. Moore, Frederick D. Pulitzer, Michael E. Pulitzer, Jr., Robert S. Pulitzer, Joseph Pulitzer, IV, Joseph Pulitzer, Jr., Michael E. Pulitzer, Stephen E. Nash and Manufacturers Hanover Trust Company, as trustees, Kenward G. Elmslie, Gordon C. Weir, William E. Weir, James R. Weir, Peter W. Quesada, T. Ricardo Quesada, Elinor P. Hempelmann, The Moore Foundation, Inc., Mariemont Corporation, Z Press, Inc., and Clement C. Moore, II.

3. Letter Agreement, dated May 12, 1986, among The Pulitzer Publishing Company, Peter W. Quesada, T. Ricardo Quesada, Kate Davis Pulitzer Quesada and Elinor P. Hempelmann.

4. Agreement, dated as of September 29, 1986, among The Pulitzer Publishing Company, Peter W. Quesada, T. Ricardo Quesada, Kate Davis Pulitzer Quesada and Elinor P. Hempelmann.

5. The Registration Rights Agreement dated as of October 24, 1986 by and among The Pulitzer Publishing Company, Joseph Pulitzer, Jr., Michael E. Pulitzer, David E. Moore and A. Rick D'Arcangelo, Trustee under Agreement dated December 24, 1976 by David E. Moore.

                                                           Schedule 8E





                            Exceptions to Good Title


1. Matters referred to in Special Survey Exception 17(b) and in Schedule B-1, Items (h) and (i), each contained in the Commitment for Title Insurance issued to Pulitzer Broadcasting Company by Lawyers Title Insurance Corporation, effective March 17, 1993, File Number 93-35810-1-1.


2. Claims of the State of New Mexico affecting real property related to the operation of satellite television station KOCT-TV (formerly called KVIO-TV) in Carlsbad, New Mexico.

                                                                Schedule 8G


                          Agreements Restricting Debt


1. Note Agreement dated as of April 22, 1987 by and between Pulitzer Publishing Company and The Prudential Insurance Company of America.

2. Note Agreement dated as of June 30, 1993 by and between Pulitzer Publishing Company and The Prudential Insurance Company of America.

3. Credit Agreement dated as of July 1, 1996 among Pulitzer Publishing Company, The Lending Institutions Party Hereto, as Lenders, and The First National Bank of Chicago, as Agent.